Exhibit 10.3

July 15, 2010

Christopher Gopal

Vice President, WW Operations and Support Services

Dear Chris;

As we discussed and agreed, I am approving your request for a personal leave of absence. The leave will take immediate effect and I will assume responsibilities for worldwide operations. I will also grant use of the severance and benefits clause outlined in your employment letter to allow you to continue your normal biweekly salary and full benefits during this period of absence.

In your employment letter you were approved six (6) months of base pay plus six (6) months of COBRA. For each day of your leave, we will deduct one day of salary from your severance benefit and for each month of leave, we will deduct one month of your COBRA benefit covering medical, dental, and vision. During your absence you will retain the Executive Reimbursement Program benefit; please continue to work with Veritta Wells, HR Director, regarding reimbursement.

During your absence, both building and system access will be removed. Please meet with Veritta Wells today and she will take you through this process and review any questions regarding benefits.

Chris, I am appreciative of your efforts and wish you the best during this period of absence.

Sincerely,

/s/ Eric Kelly

Eric Kelly
President and CEO

Acceptance:	/s/ Christopher Gopal	Date:	7/15/10
Christopher Gopal

By signing, I understand and acknowledge the terms of this agreement as outlined above.